EXHIBIT 99


               TEXT OF "HEALTHSOUTH INVESTOR MESSENGER" NEWSLETTER
                     RELEASED ON OR ABOUT NOVEMBER 25, 2002


                         HEALTHSOUTH INVESTOR MESSENGER
                                VOLUME 1, ISSUE 1
                      FROM HEALTHSOUTH'S CORPORATE OFFICES
                              MONDAY, NOV. 25, 2002

                        THIRD QUARTER EARNINGS ANNOUNCED

HealthSouth Corporation has announced operating results for the third quarter and the nine- month period that ended on Sept. 30, 2002, with revenues up 3 percent from the same period during 2001 and totaling $1.094 billion for the latest quarter.

Net income for the 2002 third quarter was $53.6 million, a decrease of 32 percent, compared to net income of $79.1 million in the same quarter during 2001. Earnings per share (assuming dilution) were $0.13 for the 2002 quarter, a decrease of 35 percent, compared to earnings per share of $0.20 in the same 2001 quarter.

Earnings per share for the 2002 quarter included the effects of a one-time pretax gain of about $25 million on early extinguishment of debt, relating to HealthSouth's repurchase of more than $440 million of its public debt in the quarter. Operating earnings for the third quarter, excluding the one-time gain, were $38.3 million, or $0.10 per share (assuming dilution).

For the nine months ended Sept. 30, 2002, HealthSouth's revenues were $3.387 billion, compared to $3.265 billion for the 2001 period. Net income was $135.7 million, compared to $134.5 million for the 2001 period.

Earnings per share (assuming dilution) were $0.34 for the 2002 period, compared to $0.34 for the same period in 2001. Operating earnings for the 2002 third quarter were $259.7 million, compared to $237.5 million for 2001. Earnings per share (assuming dilution) were $0.65 for the 2002 period, compared to $0.60 for 2001.

"The third quarter was a challenging one, and we are glad to have it behind us," said Chairman of the Board Richard M. Scrushy. "However, in the midst of all the difficulties, there were positive things happening." Scrushy said HealthSouth saw a 12 percent increase in inpatient rehabilitation revenue, among other highlights in the full financial report available on the Web at www.healthsouth.com.


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                      LOG ON TO THE ALL-NEW HEALTHSOUTH.COM

Contact HealthSouth Investor Relations by phone: Call 1-800-765-4772 and ask for
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To request annual reports or other investor materials, please call
1-800-765-4772, extension 7748.

Contact HealthSouth Investor Relations by Postal Mail: Write to HealthSouth,
Attn: Investor Relations, One HealthSouth Parkway, Birmingham, AL 35243


Contact HealthSouth Investor Relations by computer:
Log on at investorrelations@healthsouth.com

                      FACILITIES AWARDED TOP POSSIBLE GRADE

Three HealthSouth facilities in New Jersey and one in Alaska have gained accreditation from the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) with a perfect score of 100. HealthSouth Southern Ocean Surgery Center in Manahawkin, N.J.; HealthSouth Roseland Surgery Center in Roseland, N.J.; HealthSouth Surgical Center of South Jersey in Mount Laurel, N.J.; and HealthSouth Diagnostic Center of Anchorage, Alaska, were all able to attain the elusive score.

Each of the four facilities gained accreditation after onsite inspections by JCAHO, an independent, non-profit group and the nation's predominant healthcare standard-setting body. The commission has developed professionally based standards for healthcare since 1951. When accrediting a facility, JCAHO is looking for the following:

    Patient-focused Functions:
        o        Patient rights and organization ethics
        o        Assessment of care of patients
        o        Patient/Family education
        o        Continuum of care
    Organizational Functions:
        o        Performance improvement
        o        Leadership
        o        Management of environment of care
        o        Management of human resources
        o        Management of information
        o Surveillance, prevention and control of infection Structures with Functions:
        o        Governance
        o        Management
        o        Medical Staff
        o        Nursing

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In addition to these perfect 100 scores, HealthSouth's JCAHO scores across the country are consistently above the national average.

                     GAMMA KNIFE CENTER OPENS IN WASHINGTON

Members of the Spokane, Wash., community were on hand Thursday, Sept. 12 to celebrate the Deaconess Gamma Knife Center open house. The device allows doctors to destroy brain tumors without making an incision.

Less than 20 percent of all major U.S. metropolitan areas have this technology. Since 1993, HealthSouth has been a leading provider of Gamma Knife services with programs in Alabama, Florida, Missouri, South Carolina, Texas and, now, Washington state. About 1,200 patients have been treated annually at the HealthSouth Gamma Knife centers.

                         EMPLOYEES RAISE $50,000 FOR UCP

HealthSouth employees in Birmingham, Ala., recently hosted a golf tournament that raised more than $50,000 for United Cerebral Palsy. The tourney committee was chaired by Tom Bradley, Sara Bryant and Sara McKay. Another local campaign spearheaded by HealthSouth Chairman Richard M. Scrushy helped raise about $8 million for a learning center for United Cerebral Palsy of Great Birmingham that opened in 2001. Employees across the nation are involved in many similar efforts for their communities, annually raising millions of dollars to support local charities.

                             USA WRESTLING JOINS HS

HealthSouth has signed a three-year, no-cash agreement with USA Wrestling to be the exclusive provider of sports medicine for the national governing body of Olympic wrestling.

HealthSouth will provide all of the certified athletic trainers for the nine major wrestling tournaments held throughout the year, including the world championships. The next Olympic competition will be in Athens, Greece, in August 2004. The USA Wrestling matches ultimately determine which wrestlers will represent the United States in the Olympic Games.

                                 THAT'S NO BULL!
                PRO RIDERS COUNT ON HEALTHSOUTH TO STAY IN SADDLE

HealthSouth's relationship with the Professional Bull Riders (PBR) goes back many years and has brought numerous cowboys through HealthSouth's doors for treatment. In just the first six months of this year, HealthSouth physicians operated on more than 60 of these tough athletes. HealthSouth received about $1.5 million in television exposure in just the first four months of 2002 (14 events). Most importantly, these cowboys are receiving the medical care they need.

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"It's been a hard year for J.W.," said J.W. Hart, who recently won the PBR 2002
Bud Light Cup World Finals after being plagued with injury in 2002. He battled an injured sacroiliac joint throughout the season, and in September fractured a piece of one of his lumbar vertebrae. "Winning the world title is icing on the cake, but there's a few guys I owe it to - God, Dr. Tandy Freeman and Rich Blyn (HealthSouth Sports Medicine's athletic trainer). Without them, my event streak would be broken and this win wouldn't be possible. I'll compete as long as Tandy can keep putting me back together." HealthSouth's three-year contract covers 28 events each year, including the World Championships, which are televised on TNN or another national network. In addition to the revenue generated through the surgery division, HealthSouth is the title sponsor of the weekly injury update and also receives an inordinate amount of signage and PA announcements through its pact with PRB. This long-running partnership is a great example of how sponsorships can work for the partner who needs quality healthcare, and for HealthSouth.
               THOUSANDS RETURN TO NORMAL LIFE AFTER BRAIN ATTACK

According to a comparison study published in the January 2002 issue of Stroke Magazine, stroke patients who received care in rehabilitation hospitals (versus nursing homes) were more likely to return to their community and recover their activities of daily living. HealthSouth's inpatient rehabilitation hospitals will treat more than 18,000 of those stroke patients this year, helping them achieve as independent a life as possible.

The total stroke volume in HealthSouth hospitals will increase approximately11 percent in 2002, due to a targeted marketing effort and media campaign. The program is aimed not only at patients who have recently had a stroke, but also toward the 60 percent to 80 percent of stroke survivors who didn't receive rehabilitation during their recovery process and could now benefit from rehabilitation. Additional volume is possible in this product line with more than 360,000 of the 600,000 stroke survivors being rehabilitation candidates.

"Rehabilitation following a stroke is actually extremely important. Recent reviews of medical literature suggest it may be the most powerful treatment available for people who have suffered a stroke," said Alexander Dromerick, MD, associate professor of neurology and occupational therapy at Washington University School of Medicine in St. Louis. Dromerick is co-director of the Stroke Management and Rehabilitation Team; medical director of both the Subacute Rehabilitation Service and the Brain Injury Rehabilitation Service; and head of the section on Stroke and Brain Injury Rehabilitation.


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HealthSouth has also partnered with the American Stroke Association to educate the general public about the warning signs of stroke and the advantages of receiving rehabilitation after a stroke.

SIGNS OF STROKE
Be sure you recognize the signs of stroke and seek help immediately if these symptoms present themselves:

o Sudden numbness or weakness of face, arm or leg, especially on one side of the body
o  Sudden confusion, trouble speaking or understanding
o  Sudden trouble seeing in one or both eyes
o  Sudden trouble walking, dizziness, loss of balance or coordination
o  Sudden severe headache with no known cause

                        REDESIGNED INTERNET SITE LAUNCHED
                       WITH NEW INVESTOR RELATIONS SECTION

HealthSouth.com has launched its all new Internet Web site for quick access to more and better health and business information. A new "Investor Relations" site, available through the corporate Web site or at hrcnews.com, provides a wide range of detailed company information, including news and press releases.

Also included for investors are current HRC stock quotes, full financials, summary financials, earnings estimates, analyst ratings, SEC filings, an ownership profile, a printable edition of the HealthSouth Annual Report, e-mail alerts and complete contact information. The updated site puts all these tools at the investor's fingertips in an easy to use package.

Highlighted on the new site is the "Resource Center" featuring the Health Illustrated Encyclopedia with more than 1,600 conditions, injuries, symptoms and surgeries. Each topic includes a complete overview, graphics and links to related subjects. The Resource Center includes a new collection of more than 400 animations that bring to life the human body and make medical procedures easier to understand.

Another valuable feature of the Resource Center is the "Drug Reference and Interaction Guide," with a complete overview of possible side effects, warnings and other key information about prescription drugs. The daily "Health Headlines" section of the Resource Center includes a video library, as well as selected stories from HealthSouth publications. In the "Conditions Center" there are hundreds of features about acute and chronic illnesses.


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                    HARLEY RIDER RECALLS HS `MIRACLE' WORKERS

Dear HealthSouth,

On Aug. 4, 2001, I was riding my motorcycle and passing through Denver en route to the Harley Davidson Rally in Sturgis, S.D. For a reason still unknown to me, I locked up the wheels of my bike and laid it down on the Denver freeway while traveling approximately 30 mph. I sustained a head injury and was transported to Denver General Hospital.

After five days in the ICU, the hospital told my wife there was nothing else they could do for me. Since it was impossible for us to stay in Denver, my wife had to decide where in Phoenix to take me. Through her employer, the HealthSouth facility in Glendale was recommended.

I have no memory of the accident, my stay at Denver General Hospital, or the flight from Denver. I was heavily sedated during the whole time. I was a typical head injury patient and the first few days at HealthSouth must have been quite difficult for the staff. I was determined to remove all my hoses and IVs. I didn't know what I was doing! On Aug. 13, I began to "come around" and from that time until the time I was discharged on Aug. 30, HealthSouth worked "miracles."

Gene C. Herman
Phoenix, Ariz.

                    HEALTHSOUTH `SHINES LIKE BEACON IN NIGHT'

At a time when healthcare costs are escalating and news reports of patient neglect and inadequate healthcare are surfacing, HealthSouth shines like a beacon in the night.

My grandfather, John L. Dunson, twice a stroke victim, has been hospitalized at HealthSouth on two different occasions for rehabilitation. The neuroscience medical, nursing and rehabilitation staffs have been very supportive to him and my family. Whenever we inquire about his care plan, the staff courteously provides us with current and informative progress reports of everything from his daily eating habits to his rehabilitation routine. Hospitalization of a loved one can be mentally and physically challenging for a family, but I must commend your staff for the care and respect exhibited during my grandfather's process to recovery and rehabilitation.

Michelle L. White
USA